UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 17, 2022

Canterbury Park Holding Corporation
(Exact name of registrant as specified in its charter)

Minnesota
(State or Other Jurisdiction of Incorporation)
001-37858	47-5349765
(Commission File Number)	(IRS Employer Identification No.)

1100 Canterbury Road, Shakopee, Minnesota	55379
(Address of Principal Executive Offices)	(Zip Code)

(952) 445-7223
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act

Title of Each Class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value, $.01 per share	CPHC	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

2022 Annual Base Salaries

On March 17, 2022, the Compensation Committee of the Board of Directors of Canterbury Park Holding Corporation (the “Company”) recommended, and the Board of Directors approved, increases in the annual base salaries of Randall D. Sampson, President and Chief Executive Officer, and Randy J. Dehmer, Chief Financial Officer. For 2022, Mr. Sampson’s annual base salary will be increased by 10% to $275,393 and Mr. Dehmer’s annual base salary will be increased by 5% to $220,500.

Adoption of 2022 Annual Bonus Plan

The Company has adopted the Canterbury Park Holding Corporation Annual Incentive Plan (the “Annual Bonus Plan”), which is a comprehensive framework pursuant to which opportunities for incentive compensation generally covering periods of one year or less can be awarded the Company’s executive officers, other senior executives and other employees of the Company. Further information regarding the Annual Bonus Plan is provided in and the text of the Annual Bonus Plan is an exhibit to the Company’s Current Report on Form 8-K dated April 5, 2016, which is incorporated herein by reference.

On March 17, 2022, the Compensation Committee recommended, and the Board of Directors adopted, 2022 performance goals under the Annual Bonus Plan and granted cash incentive pay opportunities (referred to as “Incentive Awards”) under the Annual Bonus Plan to the Company’s eligible employees, which include Mr. Sampson and Mr. Dehmer.

Payouts of Incentive Awards will be based on the Company’s 2022 financial performance compared to two performance goals established by the Compensation Committee and the Board of Directors, which are adjusted income from operations for 2022 and consolidated revenue for 2022, weighted 70% and 30%, respectively. Adjusted income from operations (AIFO) is income from operations, calculated in accordance with U.S. generally accepted accounting principles (GAAP), adjusted to exclude certain extraordinary, unusual or other amounts as determined by the Compensation Committee. Revenue will be calculated in accordance with GAAP.

On March 17, 2022, the Compensation Committee also recommended, and the Board of Directors also approved, minimum, target and maximum levels of performance for 2022 AIFO and revenue. Under matrices associated with the 2022 Annual Bonus Plan, achievement at less than the target level results in a decreasing bonus and, if achievement fails to meet the minimum performance level, the participants will earn no payout under their Incentive Awards for 2022. The total payout under any Incentive Award will not exceed 150% of target, even if the Company’s 2022 AIFO and revenue exceed the maximum level of performance.

Pursuant to the Annual Bonus Plan, on March 17, 2022, the Compensation Committee recommended, and the Board of Directors approved, 2022 bonus opportunities for Mr. Sampson and Mr. Dehmer, expressed as percentage of 2022 base salary based upon the Company’s achievement at target levels of each performance goal. The cash payout that the Company’s executive officers may earn at the target level of achievement as a percentage of their respective salaries as follows: Mr. Sampson, 35%, and Mr. Dehmer, 25%.

Severance and Change in Control Letter Agreement

As part of its review of competitive pay practices and in order to align the interests of the Company’s executive officers with those of its shareholders, on March 17, 2022, the Company’s Compensation Committee recommended, and the Board of Directors approved, a letter agreement relating to severance and change in control benefits (the “Letter Agreement”) and approved the Company entering into the Letter Agreement with each of Messrs. Sampson and Dehmer. It is expected that each of Messrs. Sampson and Dehmer will enter into the Letter Agreement in March 2022 in identical form.

The Letter Agreement provides that if the executive officer’s employment is terminated without Cause (other than during the 12-month period following a Change in Control), the executive will be entitled to payments of the executive officer’s regular base salary for a period of six months. The executive officer will also be paid the average of the short-term annual cash incentive bonus amounts the executive received with respect to the three complete calendar years prior to the date of his termination. The short-term incentive bonus amount will be paid in six equal installments consistent with the Company’s regular payroll practices. The Company also will pay a portion of the premiums for continued health, dental and group life insurance until the earlier of six months from the date COBRA coverage begins or date COBRA coverage otherwise terminates.

Under the Letter Agreements, if a Change in Control occurs, but the executive officer’s employment is not terminated within 12 months of the Change in Control, the executive is not entitled to any payment or benefit. Accordingly, the Letter Agreement is a “double trigger” arrangement requiring both a change of control and a qualifying termination of employment.

The Letter Agreements provide that if a Change in Control occurs and within 12 months of the Change in Control the executive officer’s employment is terminated by the Company without Cause or by the executive for Good Reason, the Company must pay the executive a cash severance payment. The severance payment is payable within sixty days of the date of termination and will be equal to 100% of the sum of the executive’s annual base salary and his Target Bonus in effect on such date (without giving effect to any reduction that results in the executive’s termination for Good Reason). The Target Bonus is the cash amount under all short-term annual incentive compensation plans of the Company in which the executive participates, waiving any condition precedent to the payment to you and assuming that the performance goals for the period were achieved at the 100% level. The Company will pay a portion of the premiums for continued health, dental and group life insurance until the earlier of 12 months from the date COBRA coverage begins or the date COBRA coverage otherwise terminates.

Additionally, immediately prior to a Change in Control, all equity awards held by the executive, other than equity awards subject to performance criteria or goals and any options granted under the Employee Stock Purchase Plan, will vest in full and all restrictions on such awards will lapse.

These salary continuation and Change in Control benefits are conditioned upon the executive officer’s execution of a general release and compliance with a restrictive covenants agreement. Further, in the event that the vesting of options upon a Change in Control, together with all other payments or benefits provided by the Letter Agreement, would result in all or a portion of such amount being subject to excise tax then the executive will be entitled to either the full amount of the payments or value of benefits under the Letter Agreements or such lesser amount as determined by the Company that would result in no portion of the payment being subject to excise tax, whichever results in the receipt by the executive officer of the greatest amount on an after-tax basis.

Additionally, if the amounts payable under the Letter Agreements would be subject to the requirements of Section 409A of the Internal Revenue Code, the Company may amend the Letter Agreements as it may determine, including to delay the start of any payment as provided in the Letter Agreements, amend the definition of Change in Control, and amend the definition of disability. In the event any such payment is so delayed, the amount of the first payment to the executive officer will be increased for interest earned on the delayed payment based upon interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the date the payment should otherwise have been provided.

If the executive officer resigns (other than for Good Reason during the 12-month period following a Change in Control), if the Company terminates the executive officer’s employment for Cause, or if the executive officer’s employment terminates as a result of death or disability, the executive officer is entitled to receive the executive officer’s base salary accrued but unpaid as of the date of termination, but is not entitled to receive any salary continuation benefit thereafter.

The foregoing summary of the Letter Agreement is not complete and is qualified in its entirety by reference to the full text of the Letter Agreement, a copy of which is attached as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01         Financial Statements and Exhibits

Exhibit No.         Description

10.1	Canterbury Park Holding Corporation Annual Incentive Plan (filed as Exhibit 99.1 to Form 8-K dated April 5, 2016 and incorporated herein by reference).

10.2	Form of Severance and Change in Control Letter Agreement approved March 17, 2022 by and between Canterbury Park Holding Corporation and its executive officers.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANTERBURY PARK HOLDING CORPORATION

Dated: March 22, 2022	By:	/s/ Randall D. Sampson
Randall D. Sampson
President and Chief Executive Officer